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                                  EXHIBIT 99.1


CONTACTS:     Duane Kimble                          Joel Pomerantz
              Baldwin Piano & Organ Company         The Dilenschneider Group
              (513) 754-4647                        (212) 922-0900


          BALDWIN PIANO SELLS JUAREZ, MEXICO FACILITY FOR $7.2 MILLION;
                COMPANY WILL RECOGNIZE $2.6 MILLION ONE-TIME GAIN

     SPACE SAVINGS FROM SYNCHRONOUS MANUFACTURING WILL ALLOW BALDWIN TO CUT
            MANUFACTURING OVERHEAD AND CONTINUE JUAREZ OPERATIONS IN
                            SMALLER LEASED FACILITY

     MASON, OHIO, September 8, 1999 - Baldwin Piano & Organ Company (NASDAQ:BPAO) today announced the sale of its Juarez, Mexico manufacturing facility to an undisclosed buyer for $7.2 million. The sale, which closed yesterday, will result in a one-time gain for Baldwin of approximately $2.6 million, or 75 cents per share.

     Commenting on the sale of the Juarez facility, Karen Hendricks, Baldwin's president, chairman and chief executive officer, said: "The implementation of synchronous manufacturing techniques at our Juarez facility has allowed us to maintain production using only a third of the space once required for operations. Selling this plant and replacing it with a far smaller leased facility in Juarez will cut manufacturing overhead, improve the Music division's ROI and enhance shareholder value."

     Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electromechanical components for Original Equipment Manufacturers.


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"SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:" This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.